                                                                  EXHIBIT 10.14

                                                                   APRIL 1, 1999


                                   AGREEMENT



This AGREEMENT is entered into as of the 1st day of April, 1999, by and between HITACHI KOKI IMAGING SOLUTIONS, INC., a corporation having its principal place of business at 1757 Tapo Canyon Suite 203, Simi Valley, CA 93063 (hereinafter "HKIS"), and T/R SYSTEMS, INC., a Georgia, U.S.A. corporation having its principal place of business at 1300 Oakbrook Drive, Norcross, GA 30093 (hereinafter "T/R").

                                    RECITALS:

     a. T/R has designed and developed, and currently assembles, distributes and sells, a proprietary commercial printing system know as the MICROPRESS(R) PressDirector(TM) ClusterServer(TM), which currently includes MICROPRESS(R) Release 4.52, the details of which are set forth in Schedule 1, which is incorporated by this reference ("System").

     b. T/R has proprietary skills, know-how, technology, inclusive of trade secrets and other know-how, and patent rights applicable to the product architecture, development, design, assembly, manufacturing, connectivity, production and distribution of the MICROPRESS(R) commercial printing system.

     c. HKIS desires to: (i) distribute Systems incorporating HKIS network printer/copier devices identified in Schedule 1 ("Printers"), (ii) purchase certain equipment assembled by T/R for incorporation into such Systems, and (iii) have the worldwide right on behalf of HKIS and its parent company, Hitachi Koki Company, Limited, to sell or otherwise distribute such connected Printers and Systems (whether connected to a Printer or distributed separately) under the trademarks and logos of HKIS or its parent company, either directly or through their respective OEMs and distributors.

     d. HKIS desires for T/R to develop (where such development has not already been completed) connectivity software and hardware as required for the Printers to be connected to and be controlled by the respective System.

     e. To accommodate the foregoing matters, and to effect certain matters and undertakings between T/R and HKIS, such parties have entered into this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         1.       Definitions.

                  1.1 "Confidential Information" means information disclosed by either party to the other during the term of this Agreement including, but not limited to, technical or nontechnical data, Know-how, trade secrets, skills and processes, designs, drawings, documentation, software (regardless of form or media), machinery, prototypes, methods, concepts, facilities, research, development and business activities, whether obtained or disclosed orally or in writing or through observation, but excluding any such information which (i) is publicly available through no fault of the receiving party; (ii) is in the receiving party's possession free of any obligation of confidence to the disclosing party at the time it was communicated to the receiving party; (iii) is received independently from a third party who is free to disclose such information; or (iv) is demonstrated to have been subsequently and independently developed by the receiving party without the use of Confidential Information of the disclosing party. Notwithstanding the foregoing, in order to be considered Confidential Information, tangible information must be marked with the words "confidential" or "secret" or with words of similar import. Non-tangible information must be reduced to a writing by the disclosing party, which writing must describe the information as confidential or secret and must be delivered to the recipient party within thirty (30) days of the date of disclosure. Notwithstanding the foregoing, information supplied by T/R relating to the Systems and not so marked or reduced to writing shall be presumed to be Confidential.

                  1.2 "Customer" means any Person that acquires Systems from HKIS or its parent company for its own use or for sale, lease or other disposition (e.g., an OEM or distributor).

                  1.3 "Deliverables" has the meaning set forth in Section 4 hereof.

                  1.4 "End User" means a Person that acquires a System directly from HKIS or its parent company or indirectly from a Customer of HKIS or its parent company, and uses the System for any purpose other than resale or further distribution.

                  1.5 "Improvement" means any and all derivatives, improvements or betterments of the T/R Intellectual Property Rights made by T/R or any other Person, including all intellectual property rights pertaining thereto, including patent rights, copyright rights, trade secrets, Know-how or similar rights recognized under applicable law.

                  1.6 "Know-how" means knowledge, information, inventions (other than those embodied in the Patent Rights), trade secrets and systems used in the design, development, manufacture, assembly, servicing or testing of the MICROPRESS(R) commercial printing system.

                  1.7 "T/R Intellectual Property Rights" means the following rights, knowledge, know-how and similar intellectual property owned by T/R and used in the design, development, manufacture, assembly, servicing or testing of the System or any portion thereof:

                           (a)     Patent Rights;

                           (b)     Copyrights and applications therefor
                                   (including the right to make derivative
                                   works);

                           (c)     Trade secrets;

                           (d)     Know-how and any other proprietary
                                   information; and

                           (e)     All Improvements.

                  1.8      "HKIS Orders" has the meaning set forth in Section
7 hereof.

                  1.9 "Patent Rights" means all T/R domestic and foreign patents (including applications therefor) and all divisions, continuations, continuations-in-part, re-examinations and reissues or extensions thereof, whether now or hereafter issued, containing a claim or claims in whole or in part relating directly or indirectly to the design, development, use or manufacture of the System or any portion thereof and the processes and methods associated therewith, and all Improvements thereto that become the subject of a patent application.

                  1.10 "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government, governmental agency or any other entity.

                  1.11 "Subsidiary" means a corporation or other entity of which more than 50% of the shares of the outstanding stock (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

                  1.12 "System" means commercial printing systems to be assembled for HKIS pursuant to the License and incorporating the Deliverables, all as more particularly described on Schedule 2 hereto, or as used herein as context may require, any portion thereof.

                  1.13 "Technical Assistance" means the technical assistance to be provided by T/R to HKIS as provided in Section 3 hereof.

                  1.14     "Territory" shall mean the entire world.

         2.       System Distribution Rights.

                  2.1 Rights and Appointment. Subject to the terms and conditions hereof, T/R hereby grants to HKIS the right to market, sell, lease, promote, advertise and otherwise distribute documentation (which may be modified, reproduced and distributed) and Systems which Systems include deliverables purchased from T/R hereunder, under HKIS', its parent company's or their OEM's names. Such products may be sold to Customers who are not End Users for resale to End Users. This right and appointment is non-exclusive, except to the extent the Systems include Printers identified in Schedule 2.1, in which case HKIS' appointment as distributor hereunder of such Systems is exclusive. It is understood by both parties that Schedule 2.1 will be updated periodically by mutual agreement.

                  2.2 Labeling; Use of MicroPress(R) Trademark. HKIS shall apply to the Systems manufactured for sale by or for HKIS to Customers a statement reasonably located and sized, identifying the fact that the Systems were developed using and include T/R Intellectual Property Rights, proprietary to T/R and, as applicable, are subject to patents or patents pending, and which shall identify by number any issued patents which are part of the Patent Rights. Such statement, and its proposed location and size, shall be submitted to T/R by HKIS in advance of its use for pre-approval by T/R, which approval shall not be unreasonably withheld. Furthermore, during the term hereof, HKIS may use the trademark MicroPress(R), and T/R hereby grants a non-exclusive license to HKIS for such purpose; however, HKIS may not continue to affix the trademark MicroPress(R) to HKIS products after the effective date of termination or cancellation of this Agreement. All usage of such trademark, including any display thereof and the artwork comprising the same, and location and size, thereof must be approved in advance by T/R, which approval shall not be unreasonably withheld. This trademark may only be used on products assembled with or incorporating the Deliverables purchased and licensed hereunder and for promotion and advertising therefor in the Territory.

         3. System Development and Technical Assistance. To effectuate the purposes of this Agreement, upon the reasonable request by HKIS and subject to the terms and conditions of the License, T/R, employing the T/R Intellectual Property Rights, shall consult with HKIS during T/R's development and product launch of Systems with respect to: (i) the design and operation of the Systems, inclusive of the selection and design of print engine therefor; (ii) HKIS' connectivity for the Systems; (iii) HKIS' initiation of distribution processes for the Systems; (iv) HKIS' marketing plans and operations; (v) HKIS' current and future device connectivity to the System; and (vi) similar matters related thereto. System specifications are attached to Schedule 2 of this Agreement and are incorporated by this reference. Each of T/R and HKIS will appoint and assign a lead technical liaison to interact and support the technical interface between T/R and HKIS. T/R and HKIS will meet quarterly to review the business activity as to sales and marketing plans, service plans and future product plans. T/R agrees to conduct one free "train-the-trainers" course for HKIS prior to the product launch with respect to each System (i.e., one training course for each type of Printer for which T/R designs a System), and additional training courses as requested by HKIS for a price to be mutually agreed-upon by the parties. T/R shall provide HKIS with post-launch technical support and maintenance in accordance with section 9 of this Agreement and the post-release technical support procedures attached hereto as Schedule 3, which are incorporated by this reference. T/R shall have no obligation to provide support directly to HKIS' Customers. Development shall be conducted according to the milestone project schedule attached hereto as Schedule 5.

         4.       Deliverables.

                  4.1 Defined. For each System purchased hereunder, T/R shall deliver, in accordance with purchase orders issued by HKIS ("HKIS Orders"), the servers, software, documentation in electronic form and related technology and communications hardware more fully described in Schedule 2 (the "Deliverables").

                  4.2 Delivery. The Deliverables shall include, as appropriate, certain documentation related thereto prepared by or for T/R. The Deliverables shall be delivered F.O.B. T/R's Norcross, Georgia, U.S.A. facility. All risk of loss shall be conveyed and passed to HKIS upon delivery of the Deliverables at T/R's facility to HKIS or its carrier or other agent. To the extent any of the Deliverables includes T/R Intellectual Property Rights, including without limitation, software, codes, Know-how, Patent Rights, Licensed Intellectual Property Rights and other such rights, no title will pass to HKIS (although End Users will be afforded a software license as provided in Section 10.4 hereof). Title will pass to HKIS upon delivery as to server, other hardware, media and other items included within the Deliverables which do not constitute nor comprise T/R Intellectual Property Rights.

                  4.3 Third-Party Sourcing of PC Servers. Nothing herein shall be construed to require HKIS to purchase PC Servers from T/R alone; HKIS shall have the right to purchase from any third parties of its choosing PC Servers for incorporation into Systems and Printers. T/R agrees to provide HKIS with technical support in the selection of alternate PC Servers for use with Systems pursuant to Section 3 of this Agreement at mutually agreed to certification fees per server platform.

         5.       Fees and Prices

                  5.1 Technology Access Fee. In exchange for T/R's appointment of HKIS pursuant to Section 2.1 hereof, and in part for T/R's agreement to provide the Technical Assistance pursuant to Section 3 hereof, HKIS shall pay T/R the one-time non-refundable technology access fee set forth in
Schedule 1 for each print device listed therein or later added hereto by agreement of the parties. Such technology access fees shall be payable with respect to each System in two equal installments, one-half due and payable thirty (30) days from execution and delivery of this Agreement, with the remaining one-half due and payable net payable thirty (30) days from HKIS' acceptance of the production version of the System. Payment of technology access fees for Systems designed for Printers added to Schedule 1 after the effective date of the Agreement shall be payable in two equal installments, one-half due and payable net thirty (30) days from the addition of the Printer to Schedule 1, with the remaining one-half due and payable net thirty (30) days from HKIS' acceptance of the production version of the System. Technology access fees are for United States English version of the software user interface and documentation. HKIS and its parent company shall have the right to acquire access to additional language versions for the translation fees identified in
Schedule 1. HKIS and its parent company shall also have the right to make such translations itself, or to have such translations made by a third party of HKIS' selection. Acceptance criteria for the production version of the System will be defined and mutually agreed to by the parties within thirty (30) days of execution of this Agreement.

                  5.2 Equipment Purchase Price. Equipment purchase prices for Deliverables shall be as provided on Schedule 2 (the "Price List") for the term of this Agreement. T/R shall be entitled to add new options, servers, software and equipment to the Price List after reviewing pricing with HKIS, and HKIS shall be entitled to purchase such new Deliverables under the terms and conditions of this Agreement. T/R may from time to time revise the Price List. Any change in the Price List will be effective as to HKIS Orders received after
* (*) days of the issuance of such revision. T/R will give due consideration to the input of HKIS when updating Price List changes to the extent that changes will be mutually agreed to in advance.

                  5.3 Consulting, Training Compensation. As compensation for post-launch consulting and training required to be provided in addition to Technical Assistance pursuant to Section 3 hereof, HKIS shall pay T/R consulting and/or training fees, set forth in Schedule 3. In addition, HKIS shall reimburse T/R's travel and living expenses incurred in connection with such consulting and training as reasonably incurred. The fees shall be subject to adjustment only by the mutual written agreement of the parties.

          6.      Payments. Payments for technology access fees pursuant to
Section 5.1, for license fees and equipment purchase price amounts in respect of the Deliverables pursuant to Section 5.2, for consulting and training pursuant to Section 5.3 and for maintenance pursuant to Section 9 shall be due and payable by HKIS net * (*) days from the date of invoice so long as the date of invoice is no earlier than the date of delivery of the Deliverables or service. A late payment charge of one and one half percent (1.5%) per month shall be charged upon unpaid balances due for more than thirty (30) days, provided that T/R has notified HKIS in writing of such delinquency. In the event such a delinquency in payment by HKIS extends for more than thirty (30) days from T/R's written notice thereof, T/R reserves the right to request advance payment of HKIS Orders until the delinquency is remedied by HKIS. All pricing and fees under this Agreement are exclusive of taxes. Except for taxes based on T/R's net income, HKIS shall pay any national, federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the licensing, export, use or possession of the Deliverables or any other transaction contemplated by this Agreement, as well as any penalties or interest thereon. Notwithstanding anything in this Agreement to the contrary, if, under any applicable law, HKIS is required to withhold tax or any other amount from any payment to T/R, the amount due to T/R shall be increased to the amount T/R would have received if no withholding had been required.

         7.       HKIS Orders.

* Confidential information has been omitted and filed separately with the Commission.

                  7.1      Monthly Forecasts and Periodic Purchase Orders.
Each month, HKIS shall submit to T/R a six-month, non-binding, rolling forecast of its expected requirements. The first forecast will be submitted sixty (60) days in advance of the first month's requirements. HKIS shall also issue periodic written purchase orders ("HKIS Orders") to T/R for Deliverables. All HKIS Orders shall specify: (a) the quantities and descriptions of the Deliverables ordered; and (b) requested delivery dates and shipping instructions.

                  7.2 Cancellation and Rescheduling. Monthly forecasts shall specify forecasted order quantities by month with the first (most current) month's purchase quantity being firm and noncancellable. Months "two" and "three" of the monthly forecast may adjusted plus or minus *%; additionally, HKIS shall have the right to reschedule for delivery up to *% of the forecast for months two and three. Quantities so rescheduled may not be further rescheduled, adjusted or cancelled by HKIS.

                  7.3 Order Acknowledgment and Acceptance/Rejection. The terms and conditions of this Agreement shall apply to all HKIS Orders submitted to T/R and supersede any different or additional terms contained on HKIS' Orders or T/R's order acknowledgments or other similar documents. All orders are subject to acceptance, which acceptance shall not be unreasonably withheld by T/R, by issuance of an order acknowledgement or similar document. Notwithstanding the foregoing, HKIS Orders conforming to the requirements of this Agreement, which are not rejected by T/R within five (5) days of receipt, shall be automatically be deemed accepted by T/R. Lead times for Deliverables are specified in Schedule 2, and T/R shall not be required to deliver Deliverables earlier than the specified lead time from the date of receiving HKIS' Order. T/R shall use reasonable efforts to provide for timely delivery of accepted HKIS Orders. Notwithstanding the foregoing, T/R shall not be responsible for any expenses arising from a failure to deliver a quantity specified in a HKIS Order which exceeds the previously-forecasted quantity by more than * percent (*%), and in no event shall T/R be liable to HKIS or any third party for consequential damages such as loss of sales. HKIS shall be entitled to cancel or reschedule in whole or in part any Order which T/R is late in delivering by providing written notice thereof to T/R prior to actual delivery HKIS shall have the right to inspect Deliverables after delivery by T/R and to reject nonconforming or defective Deliverables within thirty (30) days of the date of delivery by requesting a Return Material Authorization number from T/R and returning the defective or nonconforming Deliverables to T/R, freight prepaid, F.O.B. HKIS' shipping dock. T/R shall, at its sole option and expense, either repair or replace the defective nonconforming Deliverables and return them to HKIS, freight prepaid, F.O.B. T/R's shipping dock, Norcross, Georgia.

         8. Purchase Commitments. HKIS has provided T/R with its volume commitment for purchases of Systems for the first * (*) years of this Agreement following first-customer-shipment availability of a HKIS-exclusive System (set forth in Schedule 2), which committed requirements are set forth in
Schedule 4. HKIS provides this commitment in reliance upon the representations of T/R that: (i) T/R is committed to maintaining a competitive position in cluster printing solutions market, (ii) T/R is committed to providing competitive functionality in its


* Confidential information has been omitted and filed separately with the Commission.

Systems, and (iii) T/R is committed to providing the marketing support that HKIS reasonably requires to achieve its volume commitment (reasonably consistent with the level of support T/R provides to its other OEM partners).

         9. Maintenance and Post-Release Technical Support. T/R will provide HKIS and its parent company (not HKIS Customers or End Users) with software updates, bug fixes, software releases and post-release technical support in accordance with the procedures set forth in Schedule 3 for an annual maintenance charge to be determined by good faith negotiation and mutual agreement of the parties within thirty (30) days of the execution and delivery of this agreement, it being the intention of the parties that such fees and charges shall be similar to those offered by T/R to other OEM's but tailored to coordinate with maintenance to be offered by HKIS to its Customers.

         10.      Ownership and Proprietary Rights.

                  10.1 Ownership. T/R represents and warrants that it owns all rights, title and interest in and to the T/R Intellectual Property Rights and the Deliverables as are necessary to sell the Deliverables and to grant the right and licenses granted by it under and pursuant to this Agreement. T/R further represents and warrants that as of the Effective Date of this Agreement, it does not know or have reason to believe that the Deliverables or Systems, or components thereof including software and related documentation to be provided by T/R hereunder infringe any U.S. or foreign patent, copyright, intellectual property or other proprietary right of any party. T/R further represents and warrants that it is not a party to any legal proceeding (and knows of no claim against it) in which such infringement is alleged.

                  10.2 Proprietary Rights and Protection of Confidential Information. The parties acknowledge that the Confidential Information provided by the parties pursuant to this Agreement constitutes valuable trade secrets and/or confidential information of the disclosing party, ownership of which is not transferred by this Agreement. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the T/R Intellectual Property Rights and the Deliverables shall remain vested in T/R. Title to all T/R Intellectual Property Rights and any derivative works thereof shall remain with T/R. No Confidential Information shall be disclosed to any third party whatsoever without the prior express written approval of the disclosing party, and all such Confidential Information shall be protected by the recipient party with at least the same diligence, care and precaution that the recipient party uses to protect its own confidential and trade secret information, but in no event less than reasonable care. Except as otherwise provided in a further written agreement between the parties, all tangible Confidential Information (including without limitation all equipment and other materials containing any Confidential Information) shall, immediately upon the disclosing party's request, be returned to the disclosing party, including any and all copies, translations, interpretations and adaptions thereof. Neither party shall use or disclose the Confidential Information except as required to fulfill the purposes of this Agreement. HKIS shall not remove T/R's copyright notices, restricted rights legends or any other notices from the Deliverables and such notices shall appear on all tapes, diskettes and other tangible media distributed by HKIS containing the T/R Intellectual Property Rights or constituting the Deliverables.

                  10.3 Unauthorized Use or Copying. Except as expressly permitted hereunder, HKIS shall not copy, modify or reproduce the Deliverables in any way, nor shall it permit third parties to do so. HKIS agrees to provide reasonably-requested cooperation to T/R, at T/R's expense as to out-of-pocket expenses reasonably incurred by HKIS, in any action relating to enforcement of T/R's proprietary rights.

                  10.4 End User License. Any software included in or with the Systems is subject to license and not sale. HKIS shall distribute the software pursuant to HKIS' standard software license agreement, the minimum terms of which are attached hereto as Schedule 6. In jurisdictions in which an enforceable copyright covering the software exists, such license agreement may be enclosed in the packaging or start-up screen of the System or software (i.e. a "shrink wrap" or "click-wrap" license). In all other jurisdictions, unless otherwise agreed, HKIS will ensure that each End User signs a copy of such Agreement prior to receipt of the Deliverables. T/R, or such other party from which T/R has acquired the right to grant such license, shall retain full title to the Software and all copies thereof. Neither HKIS nor its Customers shall have access to or rights in the software source code. Except as otherwise provided herein, neither HKIS nor its Customers or End Users shall have the right to copy, modify, reverse engineer, or disassemble any software or part thereof. HKIS shall make no representations or warranties on behalf of T/R. HKIS shall bind T/R to no representations HKIS makes to its Customers or End Users or other third parties regarding the Deliverables except as set forth in the applicable documentation therefor provided by T/R. HKIS will be responsible for all conversions, translations and localizations necessary for use of the Deliverables by End Users in the various countries included within the Territory. T/R will provide translation services on a per language basis at fees specified in Schedule 1. Translated versions will be delivered after the American English version in accordance with a jointly agreed schedule.

                  10.5 Third Party Software. To the extent the software included within the Deliverables constitutes software or other technology rights owned by a third party and licensed to T/R, such software is referenced by the list contained in Schedule 7.

                  10.6 Security. The software included within the Deliverables will be protected by a security mechanism known as a "dongle." HKIS may copy the software for distribution with T/R supplying the "dongle" for the software for each System. HKIS shall not disable or provide to have disabled, the security mechanisms protecting the software.

                  10.7 Indemnification. Each party hereto (an "Indemnitor") shall, at its expense, indemnify, defend and hold the other party and its parent company, subsidiary company, and operating divisions (collectively, the "Indemnitees") harmless in connection with any claim, or in any suit or proceeding brought against or threatened against the Indemnitees or for injuries, losses, damages and expenses directly incurred by them based or arising from the failure of the

Indemnitor to comply with any provisions of this Agreement or breach any representation of warranties provided for herein. Indemnitor shall be given sole control of the defense and settlement of such suit or proceeding. Indemnitees shall have the right, at their sole expense, to participate in the defense and settlement of any infringement suit or settlement thereof, and will provide reasonable assistance to Indemnitor at Indemnitor's expense as to out-of-pocket expenses reasonably incurred by Indemnitees as requested by Indemnitor, in connection with such claim, suit or proceeding. Indemnitor shall pay all costs (including reasonable attorney's fees) incurred by, all settlements agreed to, and all damages awarded against Indemnitees in respect of any such third party claim. If the sale or use of a Deliverable is enjoined T/R shall, at its sole expense, promptly (1) procure for HKIS the right to continue using the Deliverable (2) modify the Deliverable to avoid the claim of infringement so long as it performs in accordance with the specifications or
(3) replace the Deliverable with a non-infringing compatible and functionally equivalent product.

         11.      Warranty.

                  11.1 Limited Warranty. T/R represents and warrants: (i) that all Deliverables provided to HKIS pursuant to this Agreement are in all respects "Year 2000 Compliant" in accordance with the Year 2000 Certification and Warranty contained in Schedule 8 of this Agreement; (ii) that for the lesser of (a) * (*) months after delivery of the Deliverables to HKIS' End User, or (b)
* (*) months after delivery of the Deliverables by T/R to HKIS, the hardware components of each Deliverable shall conform to the descriptions in Schedule 2, perform substantially in accordance with the specifications, and be free of defects in material and workmanship; and (iii) that with respect to software provided under this Agreement, for * (*) days after delivery, the software and media shall conform to the descriptions in Schedule 2, perform substantially in accordance with the specifications, and be free of defects in material and workmanship. T/R does not guarantee that operation of the software will be uninterrupted or error free. T/R shall, without charge to HKIS, within fifteen
(15) days after receipt of returned Deliverables from HKIS, repair or replace and return, freight prepaid by T/R, any Product which is determined to be defective within this warranty period, provided:

                  (a) HKIS notifies T/R of the alleged defect prior to the expiration of the respective warranty period;

                  (b) HKIS obtains a Return Material Authorization (RMA) number from T/R before returning the defective Deliverables to T/R, freight prepaid by HKIS; and

                  (c) The Product has not been damaged, subjected to misuse, abnormal operation, improperly altered or repaired or maintained in a manner which is reasonably determined to have adversely affected performance or reliability.

                  11.2 Safety Hazard. "Safety Hazard" shall mean any mechanical, electrical, chemical or other feature of any Deliverables which is demonstrated in a clear and convincing

* Confidential information has been omitted and filed separately with the Commission.

 manner to create an immediate and substantial risk of injury to persons and/or material damage to property, including to the Deliverables or to the environment. In the event the parties determine that a Safety Hazard exists in the Product, T/R shall: (a) expeditiously develop and implement changes reasonably required to correct the Safety Hazard; (b) ensure that the Deliverables as modified conforms to the Specifications; (c) as soon as possible but not more than * (*) days after such determination, provide conforming replacement parts or replacement Deliverables as necessary to correct the failure in all affected Deliverables previously delivered to HKIS under this Agreement and reimburse HKIS for the reasonable costs of repairing or replacing the defective Deliverables in the installed base; and (d) implement corrective measures eliminating the Safety Hazard in all new Deliverables delivered to HKIS. T/R agrees to defend, indemnify and hold HKIS, its parent company, subsidiary company, and operating divisions, harmless from and against all liability, loss, damages, costs and expenses (including reasonable attorney's fees) in connection with any claim that the Product contains a Safety Hazard.

                  11.3 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, THE DELIVERABLES ARE PROVIDED, AND THE GRANT OF LICENSE AS TO THE LICENSED INTELLECTUAL PROPERTY RIGHTS IS MADE, "AS IS." T/R SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO ANY TERMS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

                  11.4 Damage Limitations. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR ANY COLLATERAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT. IN NO EVENT SHALL T/R'S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAID TO T/R BY HKIS DURING THE THIRTY SIX (36) MONTHS PRECEDING THE DATE OF THE CLAIM MADE BY HKIS. NO CLAIM MAY BE BROUGHT BY HKIS UNDER THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER ACCRUAL OF SUCH CLAIM.

         12. Supply Agreement. Subsequent to the execution and delivery of this Agreement, HKIS agrees to supply to T/R two of the print devices for use in development of the connectivity within 14 days of the date of execution of this agreement and an additional eight of the print devices within fourteen days of request by T/R for testing and training requirements for the connectivity. These print devices will be provided at no charge to T/R. A similar quantity will be provided at no charge to T/R for each different print device HKIS request T/R to develop connectivity. HKIS will also provide the Video Interface, technical documentation and reasonable technical support to T/R for development of the connectivity to the devices specified in Schedule 1. The HKIS printers, video interfaces and related equipment and technical documentation shall be returned to HKIS at the conclusion of the development of the connectivity for the associated System, except for equipment reasonably and necessarily required by T/R to provide ongoing support to HKIS, which shall be returned upon the termination or cancellation of the Agreement.

* Confidential information has been omitted and filed separately with the Commission.

         13.      Term and Termination.

                  13.1 Expiration. This Agreement shall commence on the date set forth above and shall continue for an initial term of * (*) years. Thereafter, this Agreement shall be automatically renewed for additional terms of one (1) year unless either party serves written notice, at least ninety (90) days prior to the expiration of the initial term or any renewal term, of its intention not to renew.

                  13.2 Termination by Either Party. This Agreement may be terminated by either party under any of the following conditions:

                           (a) if the other party is declared insolvent or bankrupt;

                           (b) if a petition is filed in any court and not dismissed in ninety (90) days to declare the other party bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;

                           (c) if a trustee in Bankruptcy or a receiver or similar entity is appointed for the other party; or

                           (d) if the other party commits a material breach (inclusive without limitation, any payment default) of this Agreement which is remains uncured for more than thirty (30) days after written notice of such breach is given by the party not in breach.

                  13.3 Duties Upon Termination. Upon termination, upon written request by the other party to do so, the parties shall return all Confidential Information, including all copies, together with any equipment documentation or other assets provided by the other party for development. Obligations remaining executory as of the date of the termination or cancellation expiration of this Agreement or otherwise intended by the parties to survive the Term of this Agreement, including but not limited to warranty obligations, obligations to protect Confidential Information, obligations to indemnify and the obligation to pay pay amounts due and owing hereunder shall survive its termination or cancellation for any reason. End User sublicenses granted by HKIS during the Term of this Agreement shall remain unaffected by the termination or cancellation of this Agreement for any reason. The distribution rights and related licenses shall be extended with respect to any HKIS inventory and Deliverables ordered by HKIS and accepted by T/R as of the date of termination, in order to allow HKIS to sell its remaining inventory; however, HKIS shall have no right to order any additional copies of the Deliverables after the termination or cancellation of the Agreement.

         14.      General.

 * Confidential information has been omitted and filed separately with the Commission.

                  14.1 Force Majeure. Neither party shall be liable for any delay or failure in performance (other than an obligation to pay money) under this Agreement resulting directly or indirectly from acts of God, or any causes beyond its reasonable control. In the event of any delay or anticipated delay by a party in the performance of its obligations hereunder due to any causes beyond its reasonable control, that party shall immediately notify the other in writing of such delay, setting forth the causes therefor and the estimated duration thereof. Should a delay in performance by any party continue or reasonably be expected to continue for a period of longer than one hundred eighty (180) days, then the other party may terminate this Agreement and/or any Orders, in whole or in part, by written notice to the other party, without any further cost or obligation of the other party.

                  14.2 Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, U.S.A., without reference to its conflicts of laws provisions. Jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, shall be only in a Federal or a State Court having subject matter jurisdiction located in Atlanta, Georgia U.S.A.

                  14.3 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous proposals, both oral and written, negotiations, representations, writings and all other communications between the parties. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by the parties.

                  14.4 Independent Contractors. It is expressly agreed that HKIS and T/R are acting hereunder as independent contractors. Under no circumstances shall any of the employees or agents of one party be deemed the employees or agents of the other for any purpose.

                  14.5 Notice. Any notice required to be given by either party to the other shall be deemed given if in writing and actually received or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth herein.

                  14.6 Assignment. The purported delegation or assignment by either party of any or all of its duties, obligations or rights under this Agreement, except for right to receive a payment in money, without the prior written consent of the other, which consent shall not be unreasonably withheld, shall be void.

                  14.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining part or provision of this Agreement.

                   14.8 Waiver. No waiver by any party hereto of any breach of any provisions hereof shall constitute a waiver of any other term of this Agreement unless made in writing signed by such party.

                  14.9 Other Distribution. Except as explicitly provided herein with regard to the exclusive distribution of certain Systems as indicated in Section 2.1 hereof, nothing in this Agreement shall be deemed to preclude T/R from distributing or licensing Deliverables and the Licensed Intellectual Property Rights, as it deems appropriate, or from appointing others to do so, in or outside of the Territory.

          15.     International Matters.

                  15.1 Export License. HKIS shall be exclusively responsible for the procurement and renewing of all export or import licenses required under United States or any foreign law for the export or import of the Deliverables or the value added products and shall pay all costs and other expenses in connection with such procurement and renewal. T/R shall provide HKIS with assistance and relevant documentation reasonably requested by HKIS in conjunction with the procurement and renewing of export or import licenses.

                  15.2 Export Assurance. Regardless of any disclosure made by HKIS to T/R of any ultimate destination of a Deliverable or any System assembled using same, HKIS shall not export or re-export directly or indirectly the Deliverable or any System assembled using same, without first obtaining the required written approval or export license, if any, to do so from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such transaction. HKIS hereby assures T/R that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, transmit or ship the Deliverable or any System assembled using same, directly or indirectly, to any country as to which such export is made unlawful as provided in laws or by regulations issued by the U.S. Department of Commerce, or other such regulations as may be adopted from time to time.

                  15.3 Compliance with Local Laws. HKIS shall be exclusively responsible at its own expense for compliance with all local laws relating to a Deliverable or any System assembled using same, in the countries in which HKIS licenses or markets same. T/R agrees to provide, upon request by HKIS or applicable government agency, such supporting documentation as shall demonstrate compliance with applicable laws and regulations by the Deliverable or System.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.

T/R SYSTEMS, INC.                   HITACHI KOKI IMAGING SOLUTIONS, INC.



By: /s/ Mike Kohlsdorf              By: /s/
   ------------------------            ---------------------------------
Title: President/CEO                Title: Senior Vice President
      ---------------------                -----------------------------
Date:  4/1/99                       Date:  4/6/99
      ---------------------                -----------------------------

                                   Schedule 1
                                      Fees
                            Print Device Connectivity


Device                                                Technology Access Fee
------                                                ---------------------
DDS 70                                                          *
DDS 24                                                          *

*Note: *











                                      Fees
                       Language Translation and Conversion

Each Language Translation and Conversion: $   *    per language for screen
files, online help files and hardcopy documentation. Alternatively, T/R will translate screen files and implement online help files from HKIS provided
translated hardcopy documentation in Microsoft Word Format for $  *   per
language.


* Confidential information has been omitted and filed separately with the Commission.

                                   Schedule 2
                      Product Specifications and Price List

T/R Systems (TM)           HKIS OEM Price List
                           (all amounts in U.S. dollars)


                          Product                                           Model Code                       HKIS Price
ClusterServer             MicroPress ClusterServer 400                      MPCS400                                  $*
Solutions                 SatellitePress ClusterServer 400                  SATCS400                                 $*
                          ClusterServer Console                             CSCONSL                                  $*

Incremental RIPing        MultiRip Server 400                               MULTIRIPCS400                            $*
Solutions                 MultiRIP (Software Only)                          MULTIRIP                                 $*
                          ClusterServer Console                             CSCONSL                                  $*

Document Control          Document Processing Package (includes             DOCPROC                                  $*
And Workflow              MERGE, IMAGEMAP, IMPOS, PAGENUM
Packages                  and FORMS)
                          Web Enable Package (includes PSM-PDF,             WEBEN                                    $*
                          MICROTICKET and PAGEANNO)

Document                  DocumentMerge                                     MERGE                                    $*
Production                Image Manipulation                                IMAGEMAP                                 $*
Add-Ins                   Imposition                                        IMPOS                                    $*
                          Job Scripting                                     SCRIPT                                   $*
                          Numbering                                         PAGENUM                                  $*
                          Page Annotation                                   PAGEANNO                                 $*
                          Variable Forms*                                   FORMS                                    $*

Utilities                 MicroTIFF                                         MICROTIFF                                $*
                          MicroPress RIP for PCL                            MICROPCL                                 $*
                          PSM to PDF                                        PSM-PDF                                  $*
                          PSM to TIFF                                       PSM-TIFF                                 $*
                          MicroTicket                                       MICROTICKET                              $*

Connectivity Type         2-Output Device Support                           ODS2                                     $*
Support                   Support for Two network Connect Devices           NDS2                                     $*

Upgrades                  Upgrade to Dual 400                               UP2NDPROC                                $*
                          9 GB Hard Drive Upgrade                           UP9GHD                                   $*
                          Upgrade to 512MB                                  512UP266/400                             $*

DDS 24                    024 Enable Software                               OPEN024                                  $*
                          PrintLink 024                                     PL024                                    $*

DDS 70                    070 Enable Software                               OPEN070                                  $*

Note: Standard Lead Time from order placement date is * (*) days.
Pricing subject to change based on further project scope and definition.

* Confidential information has been omitted and filed separately with the Commission.

                                  Schedule 2.1

                         List of HKIS Exclusive Systems

                   Specifications - Name and Date of Revision


                          DDS 70 - HKIS 70 PPM Printer
                              (070 Enable Software)

                                   Schedule 3
             Post-Release Technical Support Program and Related Fees
                           Effective February 1, 1999





                                                     Daily Rates
                                                     -----------
                           Trainer (On-site)         $*
                           Engineer                  $*
                           Senior Engineer           $*
                           Managing Engineer         $*
                           Executive Engineer        $*

                           Notes:  Does not include travel and living expenses.

* Confidential information has been omitted and filed separately with the Commission.

                                   Schedule 4
                               Long Term Forecast(1)
                              (Purchase Commitment)


Server placements
by * period(2)

        Period                       Case 1                 Case 2
      1st *                                 *                      *
       period(2)
      2nd *                                 *                      *
        period
      3rd *                                 *                      *
        period
      4th *                                 *                      *
        period
     * Year Total                           *                      *










--------------
(1) *

(2) The first * period is the first * following the first-customer-shipment ("FCS") availability of the first System designed for connectivity to the HKIS DDS 70 printer engine.

* Confidential information has been omitted and filed separately with the Commission.

                                   SCHEDULE 5
              Project Schedule, Statement of Work, QA and Testing

                                   ESTIMATED START     ESTIMATED COMPLETION
                                   ---------------     --------------------
Project Scope & Definition:
PrintLink Design:
PrintLink Firmware Development:
PrintLink Prototype:
PrintLink De-bug:
Enable Software Design:
Enable Software Development:
PPD and Driver Development:
Connectivity Testing:
Regulatory Testing:
Software Alpha Functional QA:
Software Integration Testing:
Software Beta Test:
Software Golden Master:
Acceptance by HKIS:

Note: HKIS and T/R Systems will mutually agree on requirements and scope of the connectivity development and acceptance criteria within thirty (30) days of contract execution.


                     T/R QA Program and Testing Procedures

                Document No. 011-000002             Revision AA


                           HKIS Acceptance Test Plan

                                 March 31, 1999

                                   Schedule 6
                            End User Software License


                                   IMPORTANT!

           DO NOT OPEN THIS PACKAGE UNTIL YOU HAVE READ THIS AGREEMENT


By opening this package, you agree to the terms and conditions of this Licensing Agreement. If you do NOT accept the terms of this Licensing Agreement, you must return the package UNOPENED to the seller from whom you purchased it.

(1) All software included with your purchase ("Software") is licensed for use by a single end-user. You may not rent or lease the Software. You may permanently transfer all of your rights under this Licensing Agreement by transferring this document, all copies of the Software and all associated documentation (retaining nothing yourself) to another person who agrees to the terms and conditions of this Licensing Agreement. You may not otherwise resell or distribute the Software to any other person. You may not export the Software.

(2) The Software is protected by copyright, and all rights are reserved by the Licensor or its suppliers. You may not attempt to reverse-compile, disassemble, alter or modify the Software. You may not copy the software except as required to install it on a single computer (for each license purchased) for your own person use and except as required in order to make (for each license purchased) single backup copy for your own personal use. You may not copy the written materials accompanying the Software, and you may not resell or distribute the written materials except as provided in paragraph (1) above.

(3) UNLESS YOU HAVE A WRITTEN AGREEMENT WITH THE SELLER FROM WHOM YOU PURCHASED IT, ALL SOFTWARE IS SUPPLIED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED. IF YOU HAVE A WRITTEN WARRANTY AGREEMENT WITH THE SELLER FROM WHOM YOU PURCHASED THE SOFTWARE, IT OBLIGATES ONLY THE SELLER AND DOES NOT APPLY TO LICENSOR OR ITS SUPPLIERS.

(4) IN NO EVENT SHALL LICENSOR OR ITS SUPPLIER-LICENSORS BE LIABLE FOR ANY ACTUAL OR ALLEGED DAMAGES ARISING OUT OF OR CONNECTED IN ANY WAY WITH THE USE OR LOSS OF USE OF THE SOFTWARE.

(5) This Licensing Agreement shall remain in effect until terminated. You may terminate this Licensing Agreement at any time by destroying the Software and any existing copies you have made.

This Licensing Agreement shall be governed by and construed under the laws of the State of California without reference to its conflict of laws provisions. Some states, under certain circumstances and with respect to some parties, do not allow the exclusion of implied warranties or the limitation or exclusion of consequential damages, so the above limitations and exclusions may not apply to you.

                                   Schedule 7
                          List of Third-Party Licenses



                   COMPANY                            PRODUCT
                   -------                            -------

                   Harlequin                          Scriptworks
                   Microsoft                          Windows NT Server
                   Lincoln                            PCL RIP
                   Lead Technologies                  Lead Tools
                   Adobe                              Acrobat Reader (free)
                   SUN                                Java Virtual Machine
                   Murisawa                           Kanji Fonts
                   VISE                               MAC Installer

                                   Schedule 8
                      Year 2000 Certification and Warranty

This Certification is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998.

T/R represents and warrants to HKIS that any and all Deliverables provided pursuant to this Agreement shall in all material respects be "Year 2000 Complaint" including "fault-free performance in processing" of date and date-dependent or date-related data by the hardware, software, and firmware of the Products as those terms are defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998. The term "fault-free performance in processing" means to accurately exchange electronically and correctly recognize, interpret, process (including but not limited to, sorting, indexing, comparing, sequencing and calculating), manipulate, display, store, import, and export calendar related data and data values (including, but not limited to, dates, duration, and days of week) for all dates before, including and after January 1, 2000 to produce accurate results across centuries for all valid data values within the application domain and to accept and respond to, generate, and store all date information in a way that resolves correctly any ambiguity as to century. The term "Year 2000 Complaint" with respect to a Product means: (i) the Product accurately processes date and time data (including, but not limited to, calculating, sorting, indexing, comparing and sequencing) from, into, and between the nineteenth, twentieth, and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, without error or interruption of any kind; and (ii) when the Product is used in combination with other products, the Product accurately processes date and time data if the other products properly exchange date and time data with it; and (iii) the Product accommodates date data recognition in a format which includes the correct presentation of the century as described above, all calculations performed by the Product correctly accommodate same and multi-century formulas and dates, date data and the date values and input/output of data values from and to the Product accurately reflect the correct century.